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                                                                                  EXHIBIT 99(a)

                                        TXU GAS COMPANY AND SUBSIDIARIES
                                 CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                              (Unaudited)

                                                                                  Twelve Months Ended
                                                                                   September 30, 2002
                                                                                   Millions of Dollars
                                                                                  --------------------
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Operating revenues.....................................................                     $ 895
                                                                                            -----
 Operating expenses
    Gas purchased for resale...........................................                       426
    Operation and maintenance..........................................                       258
    Depreciation and other amortization................................                        66
    Goodwill amortization..............................................                         3
    Taxes other than income............................................                        76
                                                                                             ----
        Total operating expenses.......................................                       829
                                                                                             ----

Operating income ......................................................                        66

Other income...........................................................                        26

Other deductions.......................................................                         6

Interest income........................................................                         1

Interest expense and other charges.....................................                        67
                                                                                             ----

Income from continuing operations before income taxes..................                        20

Income tax expense.....................................................                         7
                                                                                             ----

Income from continuing operations......................................                        13

Income from discontinued operations, net of tax........................                        30
                                                                                             ----

Net income.............................................................                        43

Preferred stock dividends..............................................                         4
                                                                                            -----

Net income applicable to common stock..................................                     $  39
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